Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-31072 on Form N-1A of our reports dated February 16, 2021, relating to the financial statements and financial highlights of Developing Growth Portfolio, Growth and Income Portfolio, Mid Cap Stock Portfolio, Total Return Portfolio, Bond-Debenture Portfolio, Dividend Growth Portfolio (formerly Calibrated Dividend Growth Portfolio), Fundamental Equity Portfolio, Growth Opportunities Portfolio and Short Duration Income Portfolio, each a series of Lord Abbett Series Fund, Inc., appearing in the Annual Reports on Form N-CSR of Lord Abbett Series Fund, Inc. for the year ended December 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 5, 2021